EXHIBIT 2.6
                                                                  EXECUTION COPY









                           STOCK PURCHASE AGREEMENT

                         dated as of August 10, 1998

                                 by and among

                              LANDCARE USA, INC.


                          LANDSCAPE RESOURCES, INC.


                                     and

                              Stephen W. Barley

                                      and

                           the other parties hereto

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                               TABLE OF CONTENTS



                                                                          Page

1.    PURCHASE AND SALE......................................................1
      1.1   PURCHASE AND SALE................................................2
      1.2   PURCHASE PRICE...................................................2
      1.3   THE CLOSING......................................................2

2.    REPRESENTATIONS AND WARRANTIES OF STEPHEN W. BARLEY....................2
      2.1   DUE ORGANIZATION.................................................2
      2.2   AUTHORIZATION....................................................3
      2.3   CAPITAL STOCK OF THE COMPANY AND RELATED MATTERS.................3
      2.4   SUBSIDIARIES; AFFILIATES.........................................4
      2.5   FINANCIAL STATEMENTS.............................................4
      2.6   LIABILITIES AND OBLIGATIONS......................................5
      2.7   ACCOUNTS AND NOTES RECEIVABLE....................................6
      2.8   PERMITS AND INTANGIBLES..........................................6
      2.9   ENVIRONMENTAL MATTERS............................................6
      2.10  PERSONAL PROPERTY................................................7
      2.11  SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS........8
      2.12  REAL PROPERTY....................................................8
      2.13  INSURANCE........................................................9
      2.14  COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.....9
      2.15  EMPLOYEE BENEFIT PLANS...........................................9
      2.16  CONFORMITY WITH LAW; LITIGATION.................................11
      2.17  TAXES...........................................................11

                  2.18  NO VIOLATIONS; ALL REQUIRED CONSENTS OBTAINED.......13
      2.19  ABSENCE OF CHANGES..............................................13
      2.20  POWERS OF ATTORNEY..............................................14
      2.21  COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS.........14
      2.22  DISCLOSURE......................................................15
      2.23  CERTAIN BUSINESS PRACTICES......................................15
      2.24  NOTICE TO BARGAINING AGENTS.....................................15
      2.25  RELIANCE UPON ORAL REPRESENTATIONS..............................15

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      2.26  NO FEDERAL CONTRACTS............................................15

3.    REPRESENTATIONS OF LANDCARE...........................................16
      3.1   DUE ORGANIZATION................................................16
      3.2   AUTHORIZATION...................................................16
      3.3   NO VIOLATIONS...................................................16
      3.4   VALIDITY OF OBLIGATIONS.........................................16
      3.5   DISCLOSURE......................................................16
      3.6   RELIANCE UPON ORAL REPRESENTATIONS..............................17

4.    DELIVERIES............................................................17
      4.1   INSTRUMENTS OF TRANSFER.........................................17
      4.2   EMPLOYMENT AGREEMENT............................................17
      4.3   OPINION OF COUNSEL..............................................17
      4.4   GOOD STANDING CERTIFICATES......................................17
      4.5   SUBLEASE........................................................18
      4.6   INDEBTEDNESS TO COMPANY.........................................18
      4.7   CONSENTS........................................................18

5.    POST-CLOSING COVENANTS................................................18
      5.1   FUTURE COOPERATION; FURTHER ASSURANCES..........................18
      5.2   EXPENSES........................................................18
      5.3   CERTAIN AGREEMENTS..............................................19
      5.4   PREPARATION AND FILING OF TAX RETURNS...........................19

6.    INDEMNIFICATION.......................................................20
      6.1   SURVIVAL OF STOCKHOLDER'S AND LANDCARE'S REPRESENTATIONS AND
            WARRANTIES......................................................20
      6.2   GENERAL INDEMNIFICATION BY STEPHEN W. BARLEY ...................21
      6.3   INDEMNIFICATION BY LANDCARE.....................................21
      6.4   CLAIMS..........................................................21
      6.5   THIRD PERSON CLAIMS.............................................21
      6.6   METHOD OF PAYMENT...............................................22
      6.7   LIMITATIONS ON INDEMNIFICATION..................................22

7.    NONCOMPETITION........................................................22
      7.1   PROHIBITED ACTIVITIES...........................................22
      7.2   EQUITABLE RELIEF................................................23

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      7.3   REASONABLE RESTRAINT............................................23
      7.4   SEVERABILITY; REFORMATION.......................................23
      7.5   INDEPENDENT COVENANT............................................24

8.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION.............................24
      8.1   GENERAL.........................................................24
      8.2   EQUITABLE RELIEF................................................25
      8.3   SURVIVAL........................................................25

9.    GENERAL...............................................................25
      9.1   SUCCESSORS AND ASSIGNS..........................................25
      9.2   ENTIRE AGREEMENT................................................25
      9.3   COUNTERPARTS....................................................25
      9.4   BROKERS AND AGENTS..............................................25
      9.5   NOTICES.........................................................25
      9.6   GOVERNING LAW...................................................26
      9.7   SURVIVAL OF REPRESENTATIONS AND WARRANTIES......................26
      9.8   EFFECT OF INVESTIGATION.........................................27
      9.9   EXERCISE OF RIGHTS AND REMEDIES.................................27
      9.10  TIME............................................................27
      9.11  REFORMATION AND SEVERABILITY....................................27
      9.12  REMEDIES CUMULATIVE.............................................27
      9.13  ARBITRATION.....................................................27
      9.14  CAPTIONS........................................................28
      9.15  PRESS RELEASES AND PUBLIC ANNOUNCEMENTS.........................28
      9.16  NO THIRD-PARTY BENEFICIARIES....................................28

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                                   SCHEDULES
SCHEDULE 2.1            Allocation of Consideration
SCHEDULE 2.1.           Due Organization
SCHEDULE 2.4.           Subsidiaries
SCHEDULE 2.5.           Financial Statements
SCHEDULE 2.6.           Liabilities and Obligations
SCHEDULE 2.7.           Accounts and Notes Receivable
SCHEDULE 2.8.           Permits and Intangibles
SCHEDULE 2.9.           Environmental Matters
SCHEDULE 2.10.          Personal Property
SCHEDULE 2.11.          Significant Customers; Material Contracts and
                        Commitments
SCHEDULE 2.12.          Real Property
SCHEDULE 2.13.          Insurance
SCHEDULE 2.14.          Compensation; Employment Agreements; Organized Labor
                        Matters
SCHEDULE 2.15.          Employee Benefit Plans
SCHEDULE 2.16.          Conformity with Law; Litigation
SCHEDULE 2.17.          Accounting Methods
SCHEDULE 2.18.          No Violations; No Consents Required
SCHEDULE 2.19.          Absence of Changes
SCHEDULE 2.20.          Powers of Attorney
SCHEDULE 2.21.          Competing Lines of Business; Related Party Transactions
SCHEDULE 4.5.           Sublease
SCHEDULE 4.7.           Consents


                                    ANNEXES


Annex       -     Form of Employment Agreement

Annex II    -     Form of Opinion of Counsel to Company and Stockholder

Annex III   -     Form of  Opinion of Counsel to LandCARE

Annex IV    -     Form of SubLease

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                           STOCK PURCHASE AGREEMENT


      THIS STOCK PURCHASE AGREEMENT (this "Agreement") is made and entered into as of August 10, 1998 by and among LandCARE USA, Inc., a Delaware corporation ("LandCARE"), Landscape Resources, Inc., a Texas corporation (the "Company"), Stephen W. Barley (sometimes referred to herein as the "Stockholder"), Bruce A. Sifford ("Sifford") and Shaun L. Barley ("Shaun Barley") . Stephen W. Barley is the only holder of capital stock of the Company.

      WHEREAS, the Stockholder desire to sell, and LandCARE desires to purchase, all of the issued and outstanding capital stock of the Company (the "Shares") on the terms and conditions set forth in this Agreement; and

      WHEREAS, the Company owns a 51% membership interest in Select Landscape L.L.C., a Texas limited liability company ("Select Landscape"), and Sifford owns the remaining 49% membership interest in Select Landcape; and

      WHEREAS, Sifford desires to sell and assign all of his interest in Select Landscape to the Company, and Sifford and the Company desire to substitute the Company for Sifford as a member of Select Landscape, so that after such transfer and assignment the Company shall be the sole member of Select Landscape; and

      WHEREAS, Stephen W. Barley owns a 99% membership interest in Southwest Irrigation L.L.C., a Texas limited liability company ("Southwest Irrigation"), and Shaun Barley owns the remaining 1% membership interest in Southwest Irrigation; and

     WHEREAS, Stephen W. Barley and Shaun Barley each desires to sell and assign all of his or her interest in Southwest Irrigation to the Company, and each desires to substitute the Company as the sole member of Southwest Irrigation; and

     WHEREAS, on the date hereof the parties are consummating the transactions described herein;

      NOW, THEREFORE, in consideration of the premises and of the mutual agreements contained herein, the parties hereto, intending to be legally bound, agree as follows:


1.    PURCHASE AND SALE

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      1.1 PURCHASE AND SALE. On the terms set forth in this Agreement:

      (a) the Stockholder hereby sells, conveys, transfers, assigns and delivers to LandCARE, and LandCARE hereby purchases from the Stockholder, all of the Shares;

      (b) Sifford hereby sells and assigns all of his interest in Select Landscape to the Company, and Sifford and the Company hereby agree that the Company is hereby substituted for Sifford as a member of Select Landscape, and is now therefore the sole member of Select Landscape;

      (c) Stephen W. Barley and Shaun Barley each hereby sells and assigns all of his or her interest in Southwest Irrigation to the Company, and each hereby agrees that the Company is hereby substituted for such persons as the sole member of Southwest Irrigation.

      1.2 PURCHASE PRICE. The aggregate purchase price (the "Purchase Price") payable by LandCare for the Shares and as consideration to Sifford and Stephen
W. Barley and Shaun Barley for the transfers to the Company of the interests in Select Landscape and Southwest Irrigation made pursuant to this Agreement is $6,250,000 in cash, which amount is being paid at Closing as set forth on
SCHEDULE 1.2 hereto by wire transfer of immediately available funds in accordance with wiring instructions provided by the Stockholder, Sifford and Shaun Barley.

      1.3 THE CLOSING. The closing of the transactions contemplated by this Agreement (the "Closing") is taking place concurrently with the execution and delivery of this Agreement, and the date hereof is sometimes herein called the "Closing Date".


2.    REPRESENTATIONS AND WARRANTIES OF STEPHEN W. BARLEY

      Stephen W. Barley hereby represents and warrants to LandCARE as follows.

      2.1 DUE ORGANIZATION. (a) The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of Texas (the "State of Incorporation") and has all requisite power and authority to carry on its business as it is now being conducted. The Company is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a material adverse effect on the business, assets, operations or condition (financial or otherwise), of the Company (as used herein with respect to the Company, or with respect to any other person, a "Material Adverse Effect").
Schedule 2.1 sets forth a list of all jurisdictions in which the Company

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is authorized or qualified to do business. True, complete and correct copies of the Articles of Incorporation and By-laws, each as amended, of the Company (the "Charter Documents") are all attached to Schedule 2.1. The stock records of the Company, a copy of which is attached to Schedule 2.1, are correct and complete in all material respects. All records of proceedings of the Board of Directors and Stockholder of the Company have been made available to LandCARE.

      (b) Each of Select Landscape and Southwest Irrigation (which are herein sometimes collectively called the "LLCs") is a limited liability company duly formed, validly existing and in good standing under the laws of the State of Texas, and each has all requisite power and authority to carry on its business as it is now being conducted. Each of the LLCs is duly qualified to do business and is in good standing in each jurisdiction in which the nature of its business or the ownership or leasing of its properties makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect. Schedule 2.1 sets forth a list of all jurisdictions in which either of the LLCs is authorized or qualified to do business. True, complete and correct copies of the Articles of Organization, Regulations or other charter documents, each as amended, of each of the LLCs (the "LLC Charter Documents") are all attached to Schedule 2.1. All records of proceedings of the members and managers of each of the LLCs have been made available to LandCARE.

      2.2 AUTHORIZATION. (i) Each of the persons and entities other than LandCare (collectively, the "Barley Parties") executing this Agreement has the authority to enter into and bind such person or entity to the terms of this Agreement and (ii) each of the Barley Parties has the full legal right, power and authority to enter into this Agreement and the transactions contemplated hereby, all of which have been approved by each of the Barley Parties and the Board of Directors of the Company. This Agreement has been validly executed and delivered by each of the Barley Parties and constitutes the legal, valid and binding obligation of each of them enforceable in accordance with its terms.

      2.3 CAPITAL STOCK OF THE COMPANY AND RELATED MATTERS. (a) The authorized capital stock of the Company consists solely of 10,000 shares of common stock, par value $ .01 per share, of which 800 shares are issued and outstanding and constitute all of the Shares. All of the Shares are owned of record and beneficially by Stephen W. Barley and are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the Shares have been duly authorized and validly issued, are fully paid and nonassessable, and were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws governing the issuance of securities. None of the Shares were issued in violation of any preemptive rights or similar rights of any person. No option, warrant, call, conversion right or commitment of any kind exists which obligates the Company to issue any

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additional shares of its capital stock or obligates the Stockholder to transfer any of the Shares to any person except pursuant to this Agreement.

      (b) The membership interest owned by Sifford (the "Sifford Interest") is the only equity interest of any nature whatsoever in Select Landscape other than the membership interest owned by the Company. The membership interests owned by Stephen W. Barley and Shaun Barley (collectively, the "Barley Interest") are the only equity interests of any nature whatsoever in Southwest Irrigation. The Sifford Interest is owned of record and beneficially by Sifford, and the Barley Interest is owned by Stephen W. Barley and Shaun Barley as described above, and the Sifford Interest and the Barley Interest (collectively, the "Interests") are owned free and clear of all liens, security interests, pledges, charges, voting trusts, restrictions, encumbrances and claims of every kind. All of the Interests were offered, issued, sold and delivered by the Company in compliance with all applicable state and federal laws governing the issuance of securities. None of the Interests were issued in violation of any preemptive rights or similar rights of any person. No option, warrant, call, conversion right or commitment of any kind exists which obligates either of the LLCs to admit any person as a member of permits any person to acquire any interest therein except pursuant to this Agreement.

      2.4 SUBSIDIARIES; AFFILIATES. Except as set forth on Schedule 2.4, and except for Select Landscape, the Company and the LLCs have no subsidiaries, affiliates or d/b/a names and have not conducted business under any other name except their legal name as set forth in the Charter Documents or LLC Charter Documents, as appropriate. Except as set forth in Schedule 2.4, the Company and the LLCs do not own, of record or beneficially, or control, directly or indirectly, any capital stock, securities convertible into capital stock or any other equity interest in any corporation, association or other business entity, and except for Select Landscape, none of them is, directly or indirectly, a participant in any joint venture, partnership or other non-corporate entity.

      2.5 FINANCIAL STATEMENTS. Complete and correct copies of the following financial statements are attached as Schedule 2.5:

            (i) The balance sheets of the Company as of December 31, 1997 (the "Balance Sheet Date") and any related statements of operations, stockholder's equity and cash flows for the three-year period then ended, together with any related notes and schedules (the "CompanyYear-end Financial Statements");

            (ii) The balance sheet (the "Interim Balance Sheet") of the Company as of May 31, 1998 and the income statement for the five-month period then ended (the "Company Interim Financial Statements").

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            (iii) The balance sheets of Select Landscape as of the Balance Sheet
      Date and any related statements of operations, stockholder's equity and cash flows for the three-year period then ended, together with any related notes and schedules (the "Select Landscape Year-end Financial
      Statements");

            (iv) The balance sheet of Select Landscape as of May 31, 1998 and the income statement for the five-month period then ended (the "Select Landscape Interim Financial Statements").

            (v) The balance sheets of Southwest Irrigation as of the Balance Sheet Date and any related statements of operations, stockholder's equity and cash flows for the three-year period then ended, together with any related notes and schedules (the "Southwest Irrigation Year-end Financial Statements");

            (vi) The balance sheet of Southwest Irrigation as of May 31, 1998 and the income statement for the five-month period then ended (the "Southwest Irrigation Interim Financial Statements").

All of the financial statements described above are herein collectively called the "Financial Statements". References in the remainder of this Section 2 to "the Company" refer to Landscape Resources, Inc., Select Landscape and Southwest Irrigation collectively or individually, as appropriate, mutatis mutandis, except as the context otherwise requires.

      The Financial Statements have been prepared from the books and records of the Company in conformity with generally accepted accounting principles applied on a basis consistent with preceding years and throughout the periods involved ("GAAP") and present fairly the financial position and results of operations of the Company as of the dates of such statements and for the periods covered thereby. The Financial Statements as of May 31, 1998 are subject to normal period- end adjustments, which in the aggregate will not be material. The books of account of the Company have been kept accurately in all material respects and in the ordinary course of business, the transactions entered therein represent bona fide transactions, and the revenues, expenses, assets and liabilities of the Company have been properly recorded therein in all material respects.

      2.6 LIABILITIES AND OBLIGATIONS. Except as and to the extent disclosed and adequately provided for in the Financial Statements, on Schedule 2.6 hereto or the other Schedules hereto, the Company has no material liabilities or material obligations of any kind, whether accrued, absolute, secured or unsecured, contingent or otherwise. Schedule 2.6 contains a reasonable estimate of the maximum amount which may be payable with respect to known liabilities which are not fixed. For

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each such known liability for which the amount is not fixed, Schedule 2.6 includes a summary description of each known liability together with copies of all relevant documentation relating thereto.

      2.7 ACCOUNTS AND NOTES RECEIVABLE. Schedule 2.7 sets forth an accurate list of the accounts and notes receivable of the Company, as of the date of the Interim Balance Sheet, showing amounts due in 30-day aging categories. Except to the extent reflected on Schedule 2.7, all such accounts, notes and other receivables were incurred in the ordinary course of business, are stated in accordance with GAAP and are collectible in the amounts shown on Schedule 2.7, less $35,000 (in lieu of a reserve in the May 31, 1998 balance sheet).

      2.8 PERMITS AND INTANGIBLES. The Company holds all licenses, franchises, permits and other governmental authorizations required in connection with the conduct of the Company's business. Schedule 2.8 sets forth an accurate list and summary description of all such licenses, franchises, permits and other governmental authorizations, including permits, titles (including licenses, franchises, certificates, trademarks, trade names, patents, patent applications and copyrights owned or held by the Company or any of its employees (including interests in software or other technology systems, programs and intellectual property) (collectively, the "Intangible Assets") (it being understood and agreed that a list of all environmental permits and other environmental approvals is set forth on Schedule 2.9). To Stephen W. Barley's actual knowledge, the Intangible Assets and other governmental authorizations listed on Schedules 2.8 and 2.9 are valid, and the Company has not received any notice that any person intends to cancel, terminate or not renew any such Intangible Assets or other governmental authorization. To Stephen W. Barley's actual knowledge, the Company has conducted and is conducting its business in compliance with the requirements, standards, criteria and conditions set forth in the Intangible Assets and other governmental authorizations listed on Schedules 2.8 and 2.9 and is not in violation of any of the foregoing. Except as specifically set forth on Schedule 2.8 or 2.9, the transactions contemplated by this Agreement will not result in a default, breach or violation of any rights of the Company in such Intangible Assets which singly or in the aggregate will have a material adverse effect on the operations of the Company.

      2.9 ENVIRONMENTAL MATTERS. To Stephen W. Barley's actual knowledge, the Company has complied with and is in compliance with all federal, state, local and foreign statutes (civil and criminal), laws, ordinances, regulations, rules, notices, permits, judgments, orders and decrees applicable to any of them or any of their respective properties, assets, operations and businesses relating to environmental protection (collectively "Environmental Laws") including, without limitation, Environmental Laws relating to air, water, land and the generation, storage, use, handling, transportation, treatment or disposal of Hazardous Wastes, Hazardous Materials and Hazardous

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Substances (including petroleum and petroleum products) (as such terms are defined in any applicable Environmental Law) except to the extent that noncompliance with any Environmental Laws, either singly or in the aggregate, has not had and will not have a Material Adverse Effect on the Company or any of its operations. To Stephen W. Barley's actual knowledge, the Company has obtained and adhered to all necessary permits and other approvals necessary to treat, transport, store, dispose of and otherwise handle Hazardous Wastes, Hazardous Materials and Hazardous Substances, a list of all of which permits and approvals is set forth on Schedule 2.9, and have reported to the appropriate authorities, to the extent required by all Environmental Laws, all past and present sites owned and operated by the Company where Hazardous Wastes, Hazardous Materials or Hazardous Substances have been treated, stored, disposed of or otherwise handled. Except as set forth on Schedule 2.9, to Stephen W. Barley's actual knowledge, there have been no releases or threats of releases (as defined in Environmental Laws) at, from, in, under or on any property owned or operated by the Company except as permitted by Environmental Laws. To Stephen
W. Barley's actual knowledge, there is no on-site or off-site location to which the Company has transported or disposed of Hazardous Wastes, Hazardous Materials or Hazardous Substances or arranged for the transportation of Hazardous Wastes, Hazardous Materials or Hazardous Substances which is the subject of any federal, state, local or foreign enforcement action or any other investigation which could lead to any claim against the Company or LandCARE for any clean-up cost, remedial work, damage to natural resources, property damage or personal injury, including, but not limited to, any claim under (i) the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, (ii) the Resource Conservation and Recovery Act, as amended, (iii) the Hazardous Materials Transportation Act, as amended, or (iv) comparable state or local statutes and regulations.

      2.10 PERSONAL PROPERTY. Schedule 2.10 sets forth an accurate list of (a) all personal property included in "plant, property and equipment" or any similar category on the balance sheet of the Company, (b) all other personal property owned by the Company with a fair market value in excess of $5,000, and (c) all leases and agreements with respect to personal property, copies of which have been delivered to LandCARE. Schedule 2.10 indicates which assets are currently owned, or were formerly owned, by the Stockholder or any affiliate of the Company or the Stockholder. Except as set forth on Schedule 2.10, (i) all material personal property used by the Company in its business is either owned by the Company or leased by the Company pursuant to a lease included on Schedule 2.10, (ii) all of the personal property listed on Schedule 2.10 is in good working order and condition, ordinary wear and tear excepted and (iii) all leases and agreements included on Schedule 2.10 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. Except as set forth on
Schedule 2.10, the Company has good and marketable title to the tangible and intangible personal property it purports to own, subject to no security interest, pledge, lien, claim, conditional sales agreement, encumbrance, charge or restriction on transfer.

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      2.11 SIGNIFICANT CUSTOMERS; MATERIAL CONTRACTS AND COMMITMENTS. Schedule
2.11 sets forth a list of (i) all customers of the Company as of the date hereof or the most recent date practicable or such other recent date as may be set forth on such list that represent (or are expected to represent) one percent (1%) or more of the Company's revenues for the current year ("Significant Customers"), and (ii) all material contracts (including, but not limited to, construction-related agreements involving payments in excess of $50,000, maintenance contracts involving $25,000 or more, and any other agreements involving $25,000 or more), commitments and similar agreements to which the Company is a party or by which it or any of its properties are bound (including, but not limited to, contracts with Significant Customers, joint venture or partnership agreements, contracts with any labor organizations, strategic alliances and options to purchase land). True, complete and correct copies of such agreements have been delivered to LandCARE. Except as described on Schedule 2.11, (i) to Stephen W. Barley's actual knowledge, none of the Significant Customers have canceled or substantially reduced or, to the knowledge of Stephen
W. Barley, are currently attempting or threatening to cancel a contract or substantially reduce utilization of the services provided by the Company, and
(ii) the Company has complied in all material respects with all commitments and obligations pertaining to it, and, to Stephen W. Barley's actual knowledge, is not in default under any contracts or agreements listed on Schedule 2.11 and no notice of default under any such contract or agreement has been received. Except as listed in Schedule 2.11, the transactions contemplated by this Agreement will not result in a default under or a breach or violation of any such contracts or agreements which singly or in the aggregate will have a material adverse effect on the operations of the Company. Schedule 2.11 also includes a summary description of all plans or projects relating to the Company's business involving the opening of new operations, expansion of existing operations, the acquisition of any property, business or assets requiring, in any event, the payment of more than $50,000 in the aggregate.

      2.12 REAL PROPERTY. Schedule 2.12 includes a list of all real property leased by the Company at the date hereof (the "Real Property"), and all other real property, if any, used by the Company in the conduct of its business. True, complete and correct copies of all leases and agreements with respect to Real Property leased by the Company have been delivered to LandCARE, and an indication as to which such properties, if any, are currently owned, or were formerly owned, by the Stockholder or any affiliates of the Company or the Stockholder is included in Schedule 2.12. All leases relating to Real Property leased by the Company from the Stockholder or any affiliate of any of the Stockholder has been terminated. Except as set forth on Schedule 2.12, all of such leases included on Schedule 2.12 are in full force and effect and constitute valid and binding agreements of the parties (and their successors) thereto in accordance with their respective terms. To Stephen W. Barley's actual knowledge, except as provided in the leases (or Subleases described under this Agreement) applicable to the Real Property, there are no other leases, tenancy agreements, covenants, restrictions or any other instruments or agreements which create in or confer on any party,

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other than the Company, the right to occupy or possess all or any portion of the
Real Property; no party other than the Company occupies or possesses the Real Property or any portion thereof; there is legal ingress and egress between each tract of Real Property and an adjacent (or, if none, the closest) public roadway; the Real Property is properly zoned in order to allow its current use in the Company's business.

      2.13 INSURANCE. Schedule 2.13 sets forth an accurate list as of the date hereof of all insurance policies now carried by the Company and an accurate list of all insurance loss runs and workers compensation claims received for the past three policy years. True, complete and correct copies of all insurance policies currently in effect have been delivered to LandCARE. Such insurance policies evidence all of the insurance that the Company is required to carry pursuant to all of its contracts and other agreements and pursuant to all applicable laws.

      2.14 COMPENSATION; EMPLOYMENT AGREEMENTS; ORGANIZED LABOR MATTERS.
Schedule 2.14 sets forth an accurate list showing all officers, directors and key employees of the Company, listing all employment agreements with such officers, directors and key employees and the rate of compensation (and the portions thereof attributable to salary, bonus and other compensation, respectively) of each of such persons as of the Balance Sheet Date. Except as set forth on Schedule 2.14, since the Balance Sheet Date, there have been no increases in the base compensation payable or any special bonuses to any officer, director, or employee, except for regular compensation increases consistent with the Company's historical compensation practices, which increases are described generally on Schedule 2.14.

      Except as set forth on Schedule 2.14, (i) the Company is not bound by or subject to (and none of its respective assets or properties is bound by or subject to) any arrangement with any labor union, (ii) no employees of the Company are represented by any labor union or covered by any collective bargaining agreement, (iii) to the knowledge of the Company, no campaign to establish such representation is in progress and (iv) there is no pending or, to the best of the Company's knowledge, threatened, labor dispute involving the Company and any organized group of its employees. The Company has not experienced any labor interruptions over the past five years.

      2.15 EMPLOYEE BENEFIT PLANS. Schedule 2.15 sets forth an accurate schedule showing all employee benefit plans of Company, including all agreements or arrangements (other than agreements or arrangements set forth on Schedule 2.14) containing "golden parachute" or other similar provisions, and deferred compensation agreements, together with true, complete and correct copies of such plans, agreements and any trusts related thereto, and classifications of employees covered thereby as of the Balance Sheet Date. Except for the employee benefit plans, if any, described on Schedule 2.15, the Company does not sponsor, maintain or contribute to any plan program, fund or arrangement that constitutes an "employee pension benefit plan," nor does the Company have any obligation to contribute to or accrue or pay any benefits under any deferred compensation or retirement funding arrangement on behalf of any employee or employees (such as, for example, and without limitation, any individual retirement account or annuity, any "excess benefit plan" (within the meaning of Section 3(36) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) or any non-qualified deferred compensation arrangement). For the purposes of this Agreement, the term "employee pension benefit plan" shall have the same meaning as is given that term in Section 3(2) of ERISA. The Company has not sponsored, maintained or contributed to any employee pension benefit plan and is not required to contribute to any retirement plan pursuant to the provisions of any collective bargaining agreement establishing the terms and conditions of employment of any of the Company's employees other than the plans set forth on Schedule 2.15.

      The Company is not now, and will not as a result of its past activities become, liable to the Pension Benefit Guaranty Corporation (the "PBGC") or to any multi employer employee pension benefit plan under the provisions of Title IV of ERISA. All employee benefit plans listed on Schedule 2.15 and the administration thereof are in substantial compliance with their terms and all applicable provisions of ERISA and the regulations issued thereunder, as well as with all other applicable federal, state and local statutes, ordinances and regulations. All accrued contribution obligations of the Company with respect to any plan listed on Schedule 2.15 have either been fulfilled in their entirety or are fully reflected on the balance sheet of the Company as of the Balance Sheet Date. All plans listed on Schedule 2.15 that are intended to qualify (the "Qualified Plans") under Section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") are, and have been, so qualified and have been determined by the Internal Revenue Service to be so qualified. Except as disclosed on
Schedule 2.15, all reports and other documents required to be filed with any governmental agency or distributed to plan participants or beneficiaries have been timely filed or distributed. Neither the Stockholder, nor any plan listed in Schedule 2.15, nor the Company has engaged in any transaction prohibited under the provisions of Section 4975 of the Code or Section 406 of ERISA. No plan listed on Schedule 2.15 has incurred an accumulated funding deficiency, as defined in Section 412(a) of the Code and Section 302(1) of ERISA; and the Company has not incurred any liability for excise tax or penalty due to the Internal Revenue Service or any liability to the PBGC. There have been no terminations, partial terminations or discontinuance of contributions to any such Qualified Plan intended to qualify under Section 401(a) of the Code without notice to and approval by the Internal Revenue Service; no plan listed on
Schedule 2.15 subject to the provisions of Title IV of ERISA has been terminated; there have been no "reportable events" (as that phrase is defined in Section 4043 of ERISA) with respect to any such plan listed in Schedule 2.15; the Company has not incurred liability under Section 4062 of ERISA; and, to Stephen W. Barley's actual knowledge, no circumstances exist pursuant to which the Company could have any direct or indirect material liability whatsoever (including, but not limited to, any liability to any multi employer plan or the PBGC under Title IV of ERISA or to the Internal Revenue Service for any excise tax or penalty, or being subject to any statutory lien to secure payment of any such liability) with respect to any plan now or heretofore maintained or contributed to by any entity other than the Company that is, or at any time was, a member of a "controlled group" (as defined in Section 412(n)(6)(B) of the Code) that includes the Company.

      2.16 CONFORMITY WITH LAW; LITIGATION. Except as set forth on Schedule 2.16, there are no claims, actions, suits or proceedings, pending or, to Stephen
W. Barley's actual knowledge, threatened, against or affecting the Company (or any of its officers or directors in their capacities as such), at law or in equity, or before or by any federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over the Company. Except as set forth on SCHEDULE 2.16, no unresolved notice of any claim, action, suit or proceeding, whether pending or threatened, has been received by the Company during the last five years and, to the actual knowledge of Stephen W. Barley, there is no basis therefor. Except as set forth on Schedule 2.16, there are no outstanding judgments, orders, writs, injunctions or decrees against or affecting the Company or its assets. Except as set forth on SCHEDULE 2.16, after due inquiry, to Stephen W. Barley's actual knowledge, the Company has conducted and now conducts its business in material compliance with all laws, regulations, writs, injunctions, decrees and orders applicable to the Company or its assets. The Company is in substantial compliance with any material law or regulation or any order of any court or federal, state, municipal or other governmental department, commission, board, bureau, agency or instrumentality having jurisdiction over any of them and has conducted and is conducting its business in substantial compliance with the requirements, standards, criteria and conditions set forth in applicable federal, state and local statutes, ordinances, permits, licenses, orders, approvals, variances, rules and regulations, including all such permits, licenses, orders and other governmental approvals set forth on Schedules 2.8 and 2.9.

      2.17 TAXES. For purposes of this Agreement, the term "Taxes" shall mean all taxes, charges, fees, levies or other assessments including, without limitation, income, gross receipts, excise, property, sales, withholding, social security, unemployment, occupation, use, service, license, payroll, franchise, transfer and recording taxes, fees and charges, imposed by the United States or any state, local or foreign government or subdivision or agency thereof ("Taxing Authority"), whether computed on a separate, consolidated, unitary, combined or any other basis; and such term shall include any interest, fines, penalties or additional amounts attributable to or imposed with respect to any such taxes, charges, fees, levies or other assessments. As used herein, the term "Company Subsidiaries" means the subsidiaries, if any, of the Company; it being understood that there may be no such subsidiaries.

      All Tax returns ("Returns") required to be filed with respect to any Tax for which any of the Company and the Company Subsidiaries (if any) is liable have been duly and timely filed with the appropriate Taxing Authority, each Tax shown to be payable on each such Return has been paid, each Tax payable by the Company or a Company Subsidiary by assessment has been timely paid in the amount assessed. Each of the Company and the Company Subsidiaries has timely filed true, correct and complete declarations of estimated Tax in each jurisdiction in which any such declaration is required to be filed by it. No Liens for Taxes exist upon the assets of the Company or any Company Subsidiary except Liens for Taxes which are not yet due. Neither the Company nor any Company Subsidiary is, or ever has been, subject to Tax in any jurisdiction outside the United States. No litigation with respect to any Tax for which the Company or any Company Subsidiary is asserted to be liable is pending or, after due inquiry, to the actual knowledge of Stephen W. Barley, threatened. Stephen W. Barley knows of no basis on which any claim for any such Tax can be asserted against the Company or any Company Subsidiary. There are no requests for rulings or determinations in respect of any Taxes pending between the Company or any Company Subsidiary and any Taxing Authority. No extension of any period during which any Tax may be assessed or collected and for which the Company or any Company Subsidiary is or may be liable has been granted to any Taxing Authority. Neither the Company nor any Company Subsidiary is or has been party to any tax allocation or sharing agreement. All amounts required to be withheld by any of the Company and the Company Subsidiaries and paid to governmental agencies for income, social security, unemployment insurance, sales, excise, use and other Taxes have been collected or withheld and paid to the proper Taxing Authority. The Company and each Company Subsidiary have made all deposits required by law to be made with respect to employees' withholding and other employment Taxes. Neither the Company nor any Stockholder is a "foreign person," as that term is referred to in Section 1445(f)(3) of the Code. The Company has not filed a consent pursuant to Section 341 (f) of the Code or any comparable provision of any other tax statute and has not agreed to have Section 341 (f)(2) of the Code or any comparable provision of any other Tax statute apply to any disposition of an asset. The Company has not made, is not obligated to make and is not a party to any agreement that could require it to make any payment that is not deductible under Section 280G of the Code. No asset of the Company or of any Company Subsidiary is subject to any provision of applicable law which eliminates or reduces the allowance for depreciation or amortization with respect to that asset below the allowance generally available to an asset of its type. To the actual knowledge of Stephen W. Barley, no accounting method changes of the Company or of any Company Subsidiary exist which could give rise to an adjustment under Section 481 of the Code. Except as provided in Schedule 2.17, the Company uses the accrual method of accounting for income tax purposes, and the Company's methods of accounting have not changed in the past five years. The Company is not an investment company as defined in Section 351(e)(1) of the Code.

      The Stockholder made a valid election under the provisions of Subchapter S of the Code effective 1/1/98. Neither the sole stockholder nor the Company has taken any action that terminated the Subchapter S election, which remains in effect on the date hereof but will terminate on the Closing Date.

      2.18 NO VIOLATIONS; ALL REQUIRED CONSENTS OBTAINED. The Company is not in violation of any of its Charter Documents. Neither the Company nor, to the knowledge of Stephen W. Barley, any other party thereto, is in material default under any lease, instrument, license, permit or material agreement to which the Company is a party or by which its properties are bound (the "Material Documents"). Except as set forth on Schedule 2.18, the execution of this Agreement by the Company and the Stockholder and the performance by the Company and the Stockholder of their obligations hereunder and the consummation of the transactions contemplated hereby will not result in any material violation or material breach or constitute a material default under, any of the terms or provisions of the Material Documents or the Charter Documents which singly or in the aggregate will have a material adverse effect on the operations of the Company. Except as set forth on Schedule 2.18 (and except for consents already obtained), none of the Material Documents requires notice to, or the consent or approval of, any governmental agency or other third party with respect to any of the transactions contemplated hereby in order to remain in full force and effect. Except as set forth on Schedule 2.18, none of the Material Documents prohibits the use or publication of the name of any other party to such Material Document, and none of the Material Documents prohibits or restricts the Company or will prevent or restrict the Company or the LandCARE from freely providing services to any person.

      2.19 ABSENCE OF CHANGES. Since June 30, 1998, the Company has conducted its operations in the ordinary course of business and, except as set forth on
Schedule 2.19, there has not been:

            (i) any change in the business, assets, liabilities or financial condition of the Company which would have a Material Adverse Effect;
            (ii) any damage, destruction or loss (whether or not covered by insurance) affecting any of the material assets of the Company or the business of the Company which would have a Material Adverse Effect;
            (iii) any change in the authorized capital of the Company or its outstanding securities or any change in its ownership interests or any grant of any options, warrants, calls, conversion rights or commitments;
            (iv) any declaration or payment of any dividend or distribution with respect to the capital stock (except for distributions in an amount equal to the income taxes payable to the Stockholder based solely on the Company's S corporation earnings during the period from

      June 30, 1998 to the date hereof and the distribution of all of the membership interest in Grassroots Floral, L.L.C. as contemplated by this Agreement) or any direct or indirect redemption, purchase or other acquisition of any of the capital stock of the Company;
            (v) any increase or commitment to increase the compensation, bonus, sales commissions or fee arrangement payable or to become payable by the Company to any of its officers, directors, stockholders, employees, consultants or agents;
            (vi) any work interruptions, labor grievances or other similar material claims filed; (vii) any sale or transfer, or any agreement to sell or transfer, any material assets, property or rights of the Company to any person which would have a material adverse effect on the Company;
            (viii)any cancellation, or agreement to cancel, any material indebtedness or other material obligation owing to the Company;
            (ix) any plan, agreement or arrangement granting any preferential rights to purchase or acquire any interest in any of the assets, property or rights of the Company or requiring consent of any party to the transfer and assignment of any such assets, property or rights;
            (x) any purchase or acquisition of, or agreement, plan or arrangement to purchase or acquire, any property, rights or assets outside of the ordinary course of the Company's business;
            (xi) any waiver of any material rights or claims of the Company;
            (xii) any amendment or termination of any contract, agreement, license, permit or other right to which the Company is a party which would have a Material
            Adverse Effect; (xiii)any contract, commitment or liability entered into or incurred or any capital expenditures made except in the normal course of business consistent with past practice in an individual amount not in excess of $10,000 and in an aggregate amount not in excess of $50,000; or
            (xiv) any transaction by the Company outside the ordinary course of its business (excluding the transactions of the Company involving Grassroots Floral L.L.C.).
            (xv) any material transaction by the Company outside the ordinary course of its business.

      2.20 POWERS OF ATTORNEY. Schedule 2.20 sets forth a schedule as of the date of this Agreement of the name of each person, corporation, firm or other entity holding any general or special power of attorney from the Company and a description of the terms of each such power.

      2.21 COMPETING LINES OF BUSINESS; RELATED-PARTY TRANSACTIONS. Except as set forth on Schedule 2.21, neither Stephen W. Barley nor any other affiliate of the Company owns, directly or indirectly, any interest in, or is an officer, director, employee or consultant of or otherwise receives remuneration from, any business which is a competitor, lessor, lessee, customer or supplier of the Company. Except as set forth on Schedule 2.21, no officer, director or stockholder of the Company has, nor during the period beginning January 1, 1995 through the date hereof had, any interest in any property, real or personal, tangible or intangible, used in or pertaining to the Company's business.

      2.22 DISCLOSURE. No representation or warranty of the Stockholder contained in this Agreement contains any material untrue statement of fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

      2.23 CERTAIN BUSINESS PRACTICES. To the actual knowledge of Stephen W. Barley, neither the Company nor any person acting on behalf of the Company has given or offered anything of value to any governmental official, political party or candidate for government office nor has it or any of them otherwise taken any action which would cause the Company to be in violation of the Foreign Corrupt Practices Act of 1977, as amended, or any law of similar effect.

     2.24 NOTICE TO BARGAINING AGENTS. The Company has no collective bargaining agreements.

      2.25 RELIANCE UPON ORAL REPRESENTATIONS. Stephen W. Barley represents and warrants: (a) that he has been fully informed by his legal counsel and by his own independent judgment of the terms, conditions and effects of this Agreement;
(b) that he has been represented by independent legal counsel of his or its choice throughout all negotiations preceding the execution of this Agreement and has received the advice of his or its attorney in entering into this Agreement;
(c) that he is fully satisfied with the terms of this Agreement; (d) that no promise or inducement has been offered or made to him except as expressly stated in this Agreement and the agreements to be entered into connection with this Agreement, including without limitation the Employment Agreement, stock options and the Sublease described in Article 4 below; and (e) that this Agreement is executed without reliance on any oral statement or oral representation by any other party or any other party's agent or attorney.

      2.26 NO FEDERAL CONTRACTS. None of the Company, Select Landscape or Southwest Irrigation is a party to any federal contract awarded pursuant to any small business or other set aside program. The Company, Select Landscape and Southwest Irrigation, and the affiliates of each, are each in full compliance with all applicable laws, rules and regulations relating to federal contracts to the extent applicable to any of them.

3.    REPRESENTATIONS OF LANDCARE

      LandCARE represents and warrants as follows:

      3.1 DUE ORGANIZATION. LandCARE is duly incorporated, validly existing and in good standing under the laws of the state of Delaware, and has the requisite power and authority to carry on its business as it is now being conducted. LandCARE is qualified to do business and is in good standing in each jurisdiction in which the nature of its business makes such qualification necessary, except where the failure to be so authorized or qualified would not have a Material Adverse Effect.

      3.2 AUTHORIZATION. (i) The representative of LandCARE executing this Agreement has the authority to enter into and bind LandCARE to the terms of this Agreement and (ii) LandCARE has the full legal right, power and authority to enter into this Agreement and to consummate the transactions contemplated hereby, including, without limitation, all other agreements to be executed by LandCARE hereunder.

      3.3 NO VIOLATIONS. The execution of this Agreement and the performance of the obligations hereunder and the consummation of the transactions contemplated hereby, including, without limitation, all other agreements to be executed by LandCARE hereunder, will not result in any violation or breach or constitute a default under any of the terms or provisions of the Restated Certificate of Incorporation, as amended, or Bylaws, as amended, of LandCARE or any other contract, agreement, restriction, regulation, note or judgment affecting or binding LandCARE. There are no outstanding orders, writs, judgments, decrees, proceedings or investigations of any court, governmental agency or arbitration tribunal against, involving or affecting LandCARE or its ability to enter into this Agreement or carry out the transactions contemplated hereby, and LandCARE has no knowledge that any of such actions is threatened.

      3.4 VALIDITY OF OBLIGATIONS. The execution and delivery of this Agreement by LandCARE and the performance of the transactions contemplated hereby, including, without limitation, all other agreements to be executed by LandCARE hereunder, have been duly and validly authorized by the Board of Directors of LandCARE and this Agreement has been duly and validly authorized by all necessary corporate action and is a legal, valid and binding obligation of LandCARE, enforceable in accordance with its terms.

      3.5 DISCLOSURE. No representation or warranty of LandCare contained in this Agreement contains any materially untrue statement of fact or omits to state a material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.

      3.6 RELIANCE UPON ORAL REPRESENTATIONS. LandCare represents and warrants:
(a) that it has been fully informed by its legal counsel and by its own independent judgment of the terms, conditions and effects of this Agreement; (b) that it has been represented by independent legal counsel of its choice throughout all negotiations preceding the execution of this Agreement and has received the advice of its attorney in entering into this Agreement; (c) that it is fully satisfied with the terms of this Agreement; (d) that no promise or inducement has been offered or made to it except as expressly stated in this Agreement and the agreements to be entered into connection with this Agreement, including without limitation the Employment Agreement and the Sublease described in Article 4 below; and (e) that this Agreement is executed without reliance on any oral statement or oral representation by any other party or any other party's agent or attorney.


4.    DELIVERIES

      In addition to the cash delivered by LandCare pursuant to Section 1.2, the following deliveries are being made at Closing.

      4.1 INSTRUMENTS OF TRANSFER . The Stockholder is delivering to LandCARE certificates representing all of the Shares, duly endorsed (or accompanied by duly executed stock powers). The parties hereto are also executing and delivering instruments effecting the transfers of the LLC Interests as described herein, and agree to execute and deliver such further instruments and other documents as may be reasonably necessary to effectuate the transactions described herein.

     4.2 EMPLOYMENT AGREEMENT. The Company and Stephen W. Barley are entering into an Employment Agreement in the form of Annex I.

      4.3 OPINION OF COUNSEL. Counsel to the Company and Stephen W. Barley is delivering an opinion to LandCARE dated the date hereof in the form attached hereto as Annex II. Counsel to LandCARE is delivering an opinion to the Stockholder dated the date hereof in the form attached hereto as Annex III.

      4.4 GOOD STANDING CERTIFICATES. The Stockholder is delivering to LandCARE certificates, dated as of a date no earlier than ten days prior to the date hereof, duly issued by the appropriate governmental authority in the State of Incorporation and in each state in which the Company is authorized to do business, showing the Company to be in good standing and authorized to do business therein.

      4.5 SUBLEASE. The Company is entering into a sublease of the property identified on Schedule 4.5 in the form attached hereto as Annex IV.

      4.6 INDEBTEDNESS TO COMPANY. The Stockholder and his Affiliates (excluding Select Landscape and Southwest Irrigation) are repaying any outstanding indebtedness they may have to the Company.

      4.7 CONSENTS. Except as set forth on Schedule 4.7, Stephen W. Barley is delivering to LandCARE copies of any third party consents required in connection with the consummation of the transactions contemplated hereby.

      4.8 RESIGNATION OF DIRECTORS AND OFFICERS. Stephen W. Barley is delivering to LandCARE the resignations of such directors and officers of the Company as have been requested by LandCARE.

      4.9 DIVESTITURE OF CERTAIN ASSETS. The Company is delivering to LandCARE evidence of its divestiture (concurrently with or immediately prior to the Closing) of all of its interest in its "Grass Roots" and greenhouse operations on terms reasonably acceptable to LandCARE.

5.    POST-CLOSING COVENANTS

      The parties to this Agreement further covenant and agree as follows:

      5.1 FUTURE COOPERATION; FURTHER ASSURANCES. The Stockholder, the Company and LandCARE shall each deliver or cause to be delivered to the other following the date hereof such additional instruments as the other may reasonably request for the purpose of effecting the transactions contemplated hereby and fully carrying out the intent of this Agreement. LandCARE shall provide the Stockholder reasonable access to the books and records of the Company after the Closing Date for purposes of tax compliance and any other reasonable purpose.

      5.2 EXPENSES. LandCARE will pay the fees, expenses and disbursements of LandCARE and its agents, representatives, financial advisors, accountants and counsel incurred in connection with the execution, delivery and performance of this Agreement. The Stockholder will pay the fees, expenses and disbursements of the Stockholder and his agents, representatives, financial advisors, accountants and counsel incurred following the date of the letter of intent with LandCare in connection with the execution, delivery and performance of this Agreement. The Stockholder, and not the Company or LandCARE, will pay all taxes (income or otherwise), if any, due upon receipt of the consideration payable pursuant to this Agreement.

      5.3 CERTAIN AGREEMENTS. Except for any agreements to be entered into in connection with the transactions contemplated hereunder (including the Employment Agreement described in Section 4.2), upon the request of LandCARE at any time after the Closing, the Stockholder and the Company shall terminate any existing agreements to which the Company and any of the Stockholder are parties.

      5.4   PREPARATION AND FILING OF TAX RETURNS.

            (a) The Stockholder shall file or cause to be filed all tax returns for all taxable periods that end on or before the Closing Date, but in each case only after LandCARE has reviewed such filings and consented thereto. Stephen W. Barley shall pay, and Stephen W. Barley hereby indemnifies the Company and LandCARE against any and all liability for, all Tax liabilities for all periods ending on or prior to the Closing Date.
            (b) LandCARE shall file or cause to be filed all Tax Returns for all taxable periods ending after the Closing Date. LandCARE shall not file or amend any Tax Return, or apply for any refund or take any other action relating to the Company's Tax Return for the Company's "short period" for the period from January 1, 1998 through the Closing Date without the consent of Mr. Barley, which consent shall not be unreasonably withheld. No Section 338(h)(10) election shall be made. Further, without Stephen W. Barley's consent, LandCARE shall request no audits, and shall file no amended Tax Returns or claims for refund, or take any other action relating to the Company's Tax Returns for tax years or periods prior to (or including) the Company's short period beginning January 1, 1998 which would, or could reasonably be expected to result in tax adjustments, claims, penalties, interest or related costs, which would subject Stephen W. Barley to indemnity claims hereunder.
            (c) Each party hereto shall, and shall cause its subsidiaries and affiliates to, provide to each of the other parties hereto such cooperation and information as any of them reasonably may request in filing any Tax Returns, amended Tax Returns or claim for refund, determining a liability for Taxes or a right to refund of Taxes or in conducting any audit or other proceeding with respect to Taxes. Such cooperation and information shall include providing copies of all relevant portions of relevant Tax Returns, together with relevant accompanying schedules and relevant work papers, relevant documents relating to rulings or other determinations by Taxing Authorities and relevant records concerning the ownership and Tax basis of property, which such party may possess. Each party shall make its employees reasonably available on a mutually convenient basis at its cost to provide explanation of any documents or information so provided. Subject to the preceding sentence, each party required to file Tax Returns pursuant to this Agreement shall bear all costs of filing such Tax Returns.

      5.5 STOCK OPTIONS. Within 30 days after Closing, LandCARE shall issue options to purchase an aggregate of 30,000 shares of LandCARE common stock to key employees of the Company to be identified by Mr. Barley at his sole discretion. Such options shall have an exercise price per share of LandCARE common stock equal to the closing price of LandCARE common stock on the New York Stock Exchange on the Closing Date, and shall be issued pursuant to and in accordance with the LandCARE USA, Inc. 1998 Long-Term Incentive Plan.


6.    INDEMNIFICATION

      Stephen W. Barley and LandCARE each make the following covenants that are applicable to them, respectively:

      6.1 SURVIVAL OF STOCKHOLDER'S AND LANDCARE'S REPRESENTATIONS AND
WARRANTIES.

            (a) The representations and warranties of the Stockholder made in Sections 2.1 (Due Organization), 2.2 (Authorization), 2.3 (Capital Stock of the Company and Related Matters) and 2.17 (Taxes) of this Agreement shall survive the Closing until the expiration of the periods prescribed by the applicable statutes of limitations (including any extensions thereof) relating thereto; the representations and warranties of the Stockholder made in Section 2.9 (Environmental Matters) shall survive the Closing for a period of three years after the Closing Date; and the other representations and warranties of the Stockholder made herein shall survive the Closing for a period of two years after the Closing Date; provided, however, that representations and warranties and indemnification provisions with respect to which a claim is made within the survival period shall survive until such claim is finally determined and paid.

            (b) The representations and warranties of LandCARE made in Sections
3.1 and 3.2 of this Agreement shall survive the Closing until the expiration of the periods prescribed by the applicable statutes of limitation (including any extensions thereof) relating thereto; the other representations and warranties of LandCare made herein shall survive the Closing for a period of two years following the Closing Date; provided, however, that representations and warranties with respect to which a claim is made within such one-year period shall survive until such claim is finally determined and paid.

            (c) The date on which a representation or warranty expires as provided herein is herein called the "Expiration Date." No claim for indemnification may be made with respect to a representation or warranty after the Expiration Date, other than claims based on fraud.

      6.2 GENERAL INDEMNIFICATION BY STEPHEN W. BARLEY . Stephen W. Barley covenants and agrees that he will indemnify, defend, protect, and hold harmless LandCARE and its subsidiaries and all of their officers, directors, employees, stockholders, agents, representatives and affiliates at all times from and after the date of this Agreement until the Expiration Date from and against all claims, damages actions, suits, proceedings, demands, assessments, adjustments, costs and expenses (including specifically, but without limitation, reasonable attorneys' fees and expenses of investigation) (collectively "Damages") incurred by such indemnified person as a result of or incident to (i) any breach of any representation or warranty of Stephen W. Barley set forth herein, and (ii) any breach or nonfulfillment of any covenant or agreement by Stephen W. Barley under this Agreement.


      6.3 INDEMNIFICATION BY LANDCARE. LandCARE covenants and agrees that it will indemnify, defend, protect and hold harmless the Stockholder at all times from and after the date of this Agreement until the Expiration Date from and against all Damages incurred by the Stockholder as a result of (i) any breach of any representation or warranty of LandCARE set forth herein; and (ii) any breach or nonfulfillment of any covenant or agreement by LandCARE or the Company following Closing under this Agreement. LandCARE covenants and agrees (and agrees to cause the Company after the Closing) to indemnify the Owners for any claims arising out of or in connection with the operation of the Company or its business after Closing.

      6.4 CLAIMS. In the event a party hereto proposes to make any indemnity claim hereunder (other than based on a third-party claim addressed in Section
6.5 below), such party shall deliver a notice to the other party stating the nature of such claim and the amount claimed, if known. The parties shall have 30 days from the reciept of such notice to determine whether a dispute exists as to liability hereunder with respect to such claim. The liability for indemnification shall be determined by the mutual agreement of the parties; but if no such agreement can be reached within such 30-day period, by arbitration as hereinafter provided.

      6.5 THIRD PERSON CLAIMS. Promptly after any party hereto (the "Indemnified Party") has received notice of or has knowledge of any claim by a person not a party to this Agreement ("Third Person") or the commencement of any action or proceeding by a Third Person that may give rise to a right of indemnification hereunder, such Indemnified Party shall give to the party obligated to provide indemnification hereunder (an "Indemnifying Party") written notice of such claim or the commencement of such action or proceeding; provided, however, that the failure to give such notice will not relieve such Indemnifying Party from liability under this Section with respect to such claim, action or proceeding, except to the extent that the Indemnifying Party has been actually prejudiced as a result of such failure. The Indemnifying Party (at its own expense) shall have the right and shall be given the opportunity to associate with the Indemnified Party in the defense of such claim, suit or proceedings, and may select counsel for the Indemnified Party, such counsel to be reasonably satisfactory to the Indemnified Party. The Indemnified Party shall not, except at its own cost, make any settlement with respect to any such claim, suit or proceeding without the prior consent of the Indemnifying Party, which consent shall not be unreasonably withheld or delayed.

      6.6 METHOD OF PAYMENT. All claims for indemnification shall be paid in cash.

      6.7 LIMITATIONS ON INDEMNIFICATION. LandCARE and the other persons or entities indemnified by Stephen W. Barley pursuant to this Agreement shall not assert any claim for indemnification hereunder against Stephen W. Barley until such time as the aggregate of all claims which such persons may have against Stephen W. Barley exceed $100,000 (the "Indemnification Threshold") and then only to the extent that such claims exceed the Indemnification Threshold. The aggregate liability of the Stockholder under this Article 6 shall not exceed $ 2,000,000 (the "Liability Limit"). The aggregate liability of LandCARE hereunder shall not exceed the Liability Limit, except such Liability Limit shall not apply to claims described in the last sentence of Section 6.3 above.

7.    NONCOMPETITION

      7.1 PROHIBITED ACTIVITIES. (a) As partial consideration for the execution, delivery and performance of this Agreement by LandCARE, Stephen W. Barley hereby agrees that he will not, for a period of five years following the Closing Date, for any reason whatsoever, directly or indirectly, for himself or on behalf of or in conjunction with any other person, persons, company, partnership, corporation or business of whatever nature:

            (i) own, manage, operate, join, control, consult or advise (whether or not compensated for such consultation or advice), or participate in, or render assistance to, or derive any benefit whatever from, any business offering landscape or interior plant services or products in direct competition with the Company anywhere within the Texas counties of Dallas, Tarrant, Collin, Denton, Parker or Kaufman (the "Territory").
            (ii) engage, as an officer, director, shareholder, owner, partner, joint venturer, or in a sales or managerial capacity, whether as an employee, independent contractor, consultant or advisor, or as a sales representative, in any business offering services or products in direct competition with the Company or LandCARE within the Territory;
            (iii) call upon any person who is, at that time, an employee of LandCARE or any of its subsidiaries (including the Company) for the purpose or with the intent of enticing such employee away from or out of the employ of LandCARE or any of its subsidiaries (including the Company);

            (iv) call upon any person or entity which is, at that time, or which has been, within one year prior to the Closing Date, a customer of LandCARE or any of its subsidiaries (including the Company) for the purpose of soliciting or selling products or services in direct competition with LandCARE or any of its subsidiaries (including the Company) within the Territory.

      Notwithstanding the above, (a) the foregoing covenants of subparagraphs
(i), (ii) and (iv) shall not be deemed to prohibit or to apply to the following activities (the "Excluded Activities"): (x) work or consulting services Stephen
W. Barley may perform for or render to golf courses (including the club house and grounds associated with any such golf course; (y) sod production and sales; and (zi) consulting relationships with and/or employment by developers, owners or managers for the management of landscape projects, including administering construction bids, contracts, renovations and designs; and (b) all of the foregoing covenants shall not prohibit the Stockholder from acquiring as a passive investor with no involvement in the operations or management of the business, not more than two percent (2%) of the capital stock of a competing business whose stock is publicly traded on a national securities exchange or over-the-counter market.

      The provisions of this Section are independent of the noncompetition provisions contained in any consulting or employment agreement to which any Stockholder may be or may become a party in connection with the transactions contemplated hereby. All such provisions are intended to be observed and enforced in accordance with their terms.

      7.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses to LandCARE as a result of a breach of the foregoing covenant, and because of the immediate and irreparable damage that could be caused to LandCARE for which it would have no other adequate remedy, Stephen W. Barley agrees that the foregoing covenant may be enforced by LandCARE in the event of breach by Stephen W. Barley by injunctions, restraining orders and other equitable actions.

      7.3 REASONABLE RESTRAINT. It is agreed by the parties hereto that the foregoing covenants in this Section impose a reasonable restraint on Stephen W. Barley.

      7.4 SEVERABILITY; REFORMATION. The covenants in this Section are severable and separate, and the unenforceability of any specific covenant shall not affect the provisions of any other covenant. Moreover, in the event any court of competent jurisdiction shall determine that the scope, time or territorial restrictions set forth are unreasonable, then it is the intention of the parties that such restrictions be enforced to the fullest extent which the court deems reasonable, and the Agreement shall thereby be reformed.

      7.5 INDEPENDENT COVENANT. Stephen W. Barley acknowledges that his covenants set forth in this Section are material conditions to LandCARE's willingness to execute and deliver this Agreement and to consummate the transactions contemplated hereby. All of the covenants in this Section shall be construed as an agreement independent of any other provision in this Agreement, and the existence of any claim or cause of action of any Stockholder against LandCARE or any subsidiary thereof, whether predicated on this Agreement or otherwise, shall not constitute a defense to the enforcement by LandCARE of such covenants. It is specifically agreed that the period of five years stated at the beginning of this Section, during which the agreements and covenants of the Stockholder made in this Section shall be effective, shall be computed by excluding from such computation any time during which any such Stockholder is in violation of any provision of this Section. The covenants contained in Section shall not be affected by any breach of any other provision hereof by any party hereto.

8.    NONDISCLOSURE OF CONFIDENTIAL INFORMATION

      8.1 GENERAL. Stephen W. Barley recognizes and acknowledges that he has had access to certain customer lists, confidential information of the Company, such as operational policies, pricing and cost policies, and other information, that will be valuable, special and unique assets of the Company and LandCARE after the Closing Date. Stephen W. Barley agrees that he will not disclose such confidential information, or any confidential information of the Company or LandCARE to which they may have access in the future, to any person, firm, corporation, association or other entity for any purpose or reason whatsoever, except (a) to authorized representatives of LandCARE, (b) following the Closing, such information may be disclosed by any Stockholder as may be required in the course of performing his duties for the Company and (c) to counsel and other advisers, provided that such advisers (other than counsel) agree to the confidentiality provisions of this Section, unless (i) such information becomes known to the public generally through no fault of the Stockholder, or (ii) disclosure is required by law or the order of any court or governmental authority, provided, that prior to disclosing any information pursuant to this clause (ii), the Stockholder shall give prior written notice thereof to LandCARE and provide LandCARE with the opportunity to contest such disclosure. In the event of a breach or threatened breach by any Stockholder of the provisions of this Section, LandCARE shall be entitled to injunctive or other equitable relief restraining such Stockholder from disclosing, in whole or in part, such confidential information. Nothing herein shall be construed as prohibiting LandCARE from pursuing any other available remedy for such breach or threatened breach, including the recovery of damages. Notwithstanding the foregoing, information, including customer names, customary practices and pricing methods, that is known generally by persons in management in other companies in the business or industry of the Company shall not be deemed confidential information.

      8.2 EQUITABLE RELIEF. Because of the difficulty of measuring economic losses as a result of the breach of the foregoing covenants, and because of the immediate and irreparable damage that would be caused for which LandCARE would have no other adequate remedy, the Stockholder agrees that the foregoing covenants may be enforced against them by injunctions, restraining orders and other appropriate equitable relief.

      8.3 SURVIVAL. The obligations of the parties under this Section shall survive the termination of this Agreement for five years.

9.    GENERAL

      9.1 SUCCESSORS AND ASSIGNS. This Agreement and the rights of the parties hereunder may not be assigned (except by operation of law) and shall be binding upon and shall inure to the benefit of the parties hereto, the successors of LandCARE, and the heirs and legal representatives of the Stockholder.

      9.2 ENTIRE AGREEMENT. This Agreement (including the schedules, exhibits and annexes attached hereto) and the documents delivered pursuant hereto constitute the entire agreement and understanding among the Stockholder, the Company and LandCARE, and supersede any prior agreement and understanding relating to the subject matter of this Agreement. This Agreement, upon execution, constitutes a valid and binding agreement of the parties hereto enforceable in accordance with its terms, and may be modified or amended only by a written instrument executed by the parties hereto.

      9.3 COUNTERPARTS. This Agreement may be executed simultaneously in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute but one and the same instrument. The signatures to this Agreement need not all be on a single copy of this Agreement, and may be facsimiles rather than originals, and shall be fully as effective as though all signatures were originals on the same copy.

      9.4 BROKERS AND AGENTS. Each party represents and warrants that it employed no broker or agent in connection with this transaction and agrees to indemnify the other parties hereto against all loss, cost, damages or expense arising out of claims for fees or commission of brokers employed or alleged to have been employed by such indemnifying party.

      9.5 NOTICES. All notices and communications required or permitted hereunder shall be in writing and may be given by depositing the same in United States mail, addressed to the party to be notified, postage prepaid and registered or certified with return receipt requested, or by delivering the same in person to an officer or agent of such party, or by facsimile, as follows:

            If to LandCARE, addressed to it at:

                  LandCARE  USA, Inc.
                  5850 San Felipe, Suite 500
                  Houston, Texas  77057
                  Attn: General Counsel
                  Facsimile No. (713) 965-0343

            If to the Company, addressed to it at:

                  Landscape Resources, Inc.
                  1870 Crown Drive, Suite 1500
                  Farmers Branch, Texas 75234
                  Facsimile No. 972-869-4475


            If to Stephen W. Barley, addressed to him at the Company's address,

            with copies to:

                  Mr. James Mincey, Esq.
                  Kroney Silverman Mincey, Inc.
                  1210 Three Forest Plaza
                  12221 Merit Drive
                  Dallas, Texas 75251
                  Facsimile No. 972-701-0307

or to such other address as any party hereto shall specify pursuant to this Section from time to time.

      9.6 GOVERNING LAW. This Agreement shall be construed in accordance with the laws of the State of Texas without regard to its principles governing conflicts of laws.

      9.7 SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations, warranties, covenants and agreements of the parties made herein and at the time of the Closing or in writing delivered pursuant to the provisions of this Agreement shall survive the consummation of the transactions contemplated hereby (subject to the applicable time limitations) and any examination on behalf of the parties.

      9.8 EFFECT OF INVESTIGATION. No investigation by the parties hereto in connection with this Agreement or otherwise shall affect the representations and warranties of the parties contained herein or in any certificate or other document delivered in connection herewith and each such representation and warranty shall survive such investigation (subject to the applicable time limitations).

      9.9 EXERCISE OF RIGHTS AND REMEDIES. Except as otherwise provided herein, no delay of or omission in the exercise of any right, power or remedy accruing to any party as a result of any breach or default by any other party under this Agreement shall impair any such right, power or remedy, nor shall it be construed as a waiver of or acquiescence in any such breach or default, or of any similar breach or default occurring later; nor shall any waiver of any single breach or default be deemed a waiver of any other breach or default occurring before or after that waiver.

      9.10 TIME. Time is of the essence with respect to this Agreement.

      9.11 REFORMATION AND SEVERABILITY. In case any provision of this Agreement shall be invalid, illegal or unenforceable, it shall, to the extent possible, be modified in such manner as to be valid, legal and enforceable but so as to most nearly retain the intent of the parties, and if such modification is not possible, such provision shall be severed from this Agreement, and in either case the validity, legality and enforceability of the remaining provisions of this Agreement shall not in any way be affected or impaired thereby.

      9.12 REMEDIES CUMULATIVE. No right, remedy or election given by any term of this Agreement shall be deemed exclusive but each shall be cumulative with all other rights, remedies and elections available at law or in equity.

      9.13 ARBITRATION. Any unresolved dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in either of Houston or Dallas, Texas in acordance with rules of the American Arbitration Association except to the extent the parties otherwise agree. The arbitrators shall not have the authority to add to, detract from, or modify any provision hereof not to award punitive damages to any injured party. A decision by a majority of the arbitration panel shall be final and binding. Judgment may be entered on the arbitrator's award in any court having jurisdiction. The direct expense of any arbitration proceeding shall be borne by the Company.

      9.14 CAPTIONS. The headings of this Agreement are inserted for convenience only, and shall not constitute a part of this Agreement or be used to construe or interpret any provision hereof.

      9.15 PRESS RELEASES AND PUBLIC ANNOUNCEMENTS. No party shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of the other party; provided, however, that LandCARE may issue a press release in accordance with its customary practices without such approval and any party may make any public disclosure it believes in good faith is required by applicable law or any listing or trading agreement concerning its publicly-traded securities.

      9.16 NO THIRD-PARTY BENEFICIARIES. This Agreement shall not confer any rights or remedies upon any person other than the parties and their respective successors and permitted assigns.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.

                                    LANDCARE  USA, INC.



                                    By:_________________________________________
                                       Name:____________________________________
                                       Title:___________________________________


                                    LANDSCAPE RESOURCES, INC.

                                    By:_________________________________________
                                       Name:____________________________________
                                       Title:___________________________________



                                    ____________________________________________
                                    Stephen W. Barley

                                    ____________________________________________
                                    Shaun L. Barley

                                    ____________________________________________
                                    Bruce A. Sifford